EMPLOYMENT AGREEMENT


DATED effective the 1st day of October 2001.

BETWEEN:

Globaltex Industries Inc., a body corporate duly incorporated under the laws of the Province of British Columbia, and having its Registered Office at 3000 Royal Centre, 1055 West Georgia Street, in the City of Vancouver, in the Province of British Columbia,

(hereinafter referred to as the "Employer")

OF THE FIRST PART

AND:

Mark Fields, 997 Forest Hills Dr. of in the District of North Vancouver, in the Province of British Columbia,

(hereinafter referred to as the "Employee")

OF THE SECOND PART

WHEREAS:


A. The Employer is involved in the business of acquiring, exploring and developing mineral resource properties;

B. The Employee has expertise and experience in the business carried on by the Employer, and is a Director and Officer of the Employer;

C. The Employer wishes to acquire the services of the Employee and the Employee is agreeable to serve the Employer upon the terms of this Agreement;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, IT IS AGREED as follows:

1. The Employer hires and engages the Employee as its President or such other executive capacity, and in such capacity shall provide corporate administration and geological services to the Employer, such duties and responsibilities to include provision of strategic corporate and financial planning, management of the overall business operations of the Employer, geological services and supervising operations personnel, office staff and exploration and mining consultants, and the Employee shall serve the Employer (and/or such subsidiary or subsidiaries of the company as the Employer may from time to time require) in such capacity or capacities as may from time to time be determined by resolution of the Board of Directors of the Employer.

2. During the term of this Agreement, the Employee shall diligently and faithfully devote the time, effort and ability to the Employer's affairs and business necessary to perform his duties under this Agreement.

3. The Employee's duties and responsibilities shall be as set out in Paragraph 1 hereof. The Employee shall conduct the operations of the Employer in an efficient, trustworthy and businesslike manner to the advantage and benefit of the Employer.

4. Except as provided in Paragraph 5, during the term of his employment the Employee shall not, without prior written consent not to be unreasonably withheld, directly or indirectly engage in any business activity or enterprise competitive with the Employer.

5. The Employer is aware that the Employee has now, may acquire and will continue to have financial interests in other companies and properties and the Employer recognizes that these companies and properties will require from time to time certain attention by the Employee during regular working hours. The Employer agrees that the Employee may continue to devote time to such outside interests, provided that such interests do not conflict with, within reason, the time required for the Employee to perform his duties under this Agreement.

6. The Employee shall not, either before or after the termination of this Agreement, disclose to any person, nor make use of himself, any information or trade secrets relating to the Employer, its business, policies, methods, scientific data or information which he shall have acquired in any manner. The Employee agrees that disclosure by him of such information or trade secrets may result in irreparable injury and damage to the Employer, which will not be adequately compensable in money damages, that the Employer will have no adequate remedy at law therefor, and that the Employer shall have the right, and may, without objection from the Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Employer against, or on account of any breach by the Employee of the provisions of this paragraph. Nothing herein shall be construed as preventing the Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.

7. The Employee shall be entitled, by way of remuneration for his services, to an annual salary of ninety thousand dollars ($90,000) payable twice monthly at the rate of three thousand seven hundred and fifty dollars ($3,750.00) per period. The first eight month's of salary of sixty thousand dollars ($60,000) shall be deposited by the Employer into an escrow account. Upon the expiration of one year following the date of this Agreement and each year thereafter that the Agreement should remain in force, the Board of Directors shall review the Employee's salary with a view to increase, giving consideration to the financial position of the Employer and the scope of its activities and activities of its subsidiary companies.

8. In addition to the annual salary additional remuneration of up to thirty thousand dollars ($30,000) shall be payable at the discretion of the Executive Committee of Globaltex. Twelve months after the effective date of this contract the Employer shall pay up to thirty thousand dollars ($30,000) or some portion thereof, payable within fifteen (15) days, after giving consideration by the Executive Committee of Gloablatex as to the overall performance of the Employee, and the following factors:
1) improving Globaltex's situation as to establishing a profitable coal mining operation at Willow Creek,
2) effectively representing Globaltex on the Willow Creek management committee,
3) advancing transportation contracts to support effective coal mining operations,
4) entering into contracts to sell coal,
5) efficient operations of Globaltex's Vancouver office, including having reasonable general and administrative costs relative to Globaltex's activities,
6) meeting Globaltex's regulatory requirements as a public company,
7) developing a business plan acceptable to Globaltex's Board of Directors.

9. The Employee shall be entitled to reimbursement for all travel expenses and other reasonable expenditures made by him in connection with the conduct of the Employer's business by him, upon presentation of the appropriate receipts or vouchers to the Board of Directors of the Employer. The expenses incurred by the Employee in travelling between his home and the place of business of the Employer, shall be borne solely by the Employee, unless such travel is at the express request of the Board of Directors of the Employer.

10. The Employee will be eligible to participate, in accordance with existing or future policies or procedures of the Employer in fringe benefit programs, including vacations of three weeks annually, bonuses, sick leave, medical insurance, life insurance and automobile. In lieu of any benefits plans for medical or dental insurance at the effective date of this contract Globaltex shall pay two hundred and fifty dollars ($250) per month until such time as a benefit programs may be established.

11. The Employee shall be allocated an option to purchase three hundred thousand (300,000) shares at a price and terms as permissible under the Canadian Venture Exchange and British Columbia Securities Commission regulations. After one year, should the Employee continue to be employed by Globaltex, the Board of Directors shall consider, taking into consideration options to purchase shares granted to other directors and officers, if further options to purchase shares are appropriate.

12. In the event that there is a Change of Control (as defined below) of the Company and the Employee is terminated, demoted, or otherwise constructively dismissed, then an amount equal to one hundred and five thousand dollars ($105,000) shall be paid to the Employee under this Agreement shall become due and payable to the Employee within thirty (30) days of the Change of Control, together with interest at the rate of Twelve Percent (12%) per annum if the amount is not paid within thirty (30) days from the date of thirty (30) days after such termination, dismissal or removal, until actual payment, and except for this paragraph and paragraph 9, this Agreement shall be considered terminated and of no further force or effect. For the purposes of this paragraph "Change of Control" means:

 (a) the transfer to or acquisition of at least Twenty Five Percent (25%) of the total issued and outstanding common voting securities of the Company from time to time, by one person or a group of persons acting in concert, other than Mark Smith and Thomas B. O'Brien either through one transaction or a series of transactions over time after the date hereof, and whether through the acquisition of previously issued voting securities, voting securities that have not been previously issued, or any combination thereof, or any transaction having a similar effect;

 (b) Twenty-Five Percent (25%) or more of the issued and outstanding voting securities of the Company become subject to a voting trust except any trusts administered or controlled by Mark Smith;

 (c) the Company amalgamates, consolidates or otherwise merges with any other body corporate or bodies corporate, other than a wholly owned subsidiary;

 (d) the Company decides to sell, lease, or otherwise dispose of all or substantially all of its assets and undertaking, whether in one or more transactions; or

 (e) the Company enters into a transaction or arrangement which would have the same or similar effect as the transactions referred to in sub-paragraphs (c) or
(d) above.

13. If the Employee shall become disabled or incapacitated to such an extent that he is unable to perform his regular duties, he shall be entitled to receive, during such disability or incapacitation, his full salary from the date thereof, payable monthly for two (2) months. The employment provisions of this Agreement may be terminated without notice at the option of the Employer should the Employee be unable, because of disability or incapacitation, to perform his duties hereunder for a period or periods aggregating more than two
(2) months during any consecutive twelve months. Such termination shall not affect any payments which are due the Employee under the first sentence of this paragraph up to the date of termination, or any other provisions of this Agreement.

14. The Employer may discharge the Employee at any time without prior notice for cause. For the purposes of this Agreement, the following shall be considered cause to discharge the Employee's employment forthwith:

 (a) any material breach of the provisions of this Agreement;

 (b) any substantiated act involving theft or dishonesty against the Employer for the Employee's personal benefit;

 (c) willful and repeated failure by the Employee to perform his duties or willful misconduct in performing those duties; or

 (d) any other reason which at common law would constitute cause.

15. The Employer may terminate this Agreement and the Employee's employment thereunder without cause upon thirty (30) days notice of termination, or upon payment in lieu consisting of continuation of or a lump sum payment equivalent to the Employee's salary over the notice period, or any combination of notice or payment. After notice of termination, the Employer may at its option, discontinue all or any portion of the Employee's duties. After the effective date of such discharge, the Employer shall not be obligated any further hereunder. Such discharge shall not relieve the Employee of his obligations under Paragraph 6 nor prejudice any rights of the Employer hereunder. This paragraph is not applicable to termination of employment due to death, disability or incapacity.

16. The services to be performed by the Employee pursuant hereto are personal in character, and neither this Agreement or any rights or benefits arising thereunder are assignable by the Employee without the previous written consent of the Employer.

17. If any provision, word or clause of this Agreement shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions which shall be fully severable, and this Agreement shall be construed and enforced without regard to such illegal or invalid provision. This Agreement contains the entire agreement of the Parties hereto and can be modified only by an Agreement in writing and hereby supersedes any other oral or written agreements of the Parties.

18. Any notice required or permitted to be given under this Agreement shall be delivered personally or by registered mail to the aforesaid addresses of the Parties, and notice shall be deemed given, if mailed, on the second business day following such mailing, and if personally delivered, on the date of service

19. IN WITNESS WHEREOF the Parties hereto have caused these presents to be executed as and from the day and year first above written.


THE COMMON SEAL of Globaltex
Industries Inc. was hereto affixed in the presence of:


Walter Davidson


" Walter Davidson "


SIGNED by

"Mark Fields" in the
presence of:


"Walter Davidson"
Signature

1009 Expo Blod
Address

Vancouver


Chairman
Occupation